As filed with the Securities and Exchange Commission on September 2, 1998
                                             Registration No. 333-61339
=============================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                              ----------------
                           AMENDMENT NO. 1 TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                              ----------------
                            GLIMCHER REALTY TRUST

     (Exact name of registrant as specified in its declaration of trust)

              Maryland                             31-1390518
   (State or other jurisdiction of              (I.R.S. employer
   incorporation or organization)              identification no.)

                            20 South Third Street
                            Columbus, Ohio 43215
                               (614) 621-9000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ----------------

                              Herbert Glimcher
                            Glimcher Realty Trust
                            20 South Third Street
                            Columbus, Ohio 43215
                               (614) 621-9000
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                              ----------------

                                 Copies to:
                            Alan S. Pearce, Esq.
            Robinson Silverman Pearce Aronsohn & Berman LLP
                         1290 Avenue of the Americas
                          New York, New York 10104
                               (212) 541-2000
                              ----------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE


=============================================================================
Title of                                        Proposed
Each Class                       Proposed        Maximum
of Secur-          Amount         Maximum       Aggregate      Amount of
ities to be        to be      Offering Price    Offering     Registration
Registered (1)   Registered    Per Share (1)    Price (1)         Fee
--------------   -----------  --------------  ------------   ------------

Common
Shares of
Beneficial
Interest,
$.01 par
value per
share             2,992,172      $17.84375   $53,391,569.12   $16,180(2)

=============================================================================

(1) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange, Inc. of the Common Shares of Beneficial Interest, par value $.01 per share, of Glimcher Realty Trust on August 11, 1998, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.
(2)  Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-----------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
-----------------------------------------------------------------------------

PROSPECTUS
----------
                            SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS DATED SEPTEMBER 2, 1998

                              2,992,172 Shares


                            GLIMCHER REALTY TRUST

                    Common Shares of Beneficial Interest



     Glimcher Realty Trust (collectively, with all entities in which it has a direct or indirect ownership interest, the "Company") is a fully-integrated, self-administered and self-managed real estate investment trust ("REIT"), which owns, leases, manages and develops a portfolio of retail properties consisting of regional and super regional malls (including, most recently, value-oriented super regional malls) and community shopping centers (including single tenant retail properties). The Company currently owns interests in and operates 122 retail properties, consisting of 19 regional malls and 103 community centers (including 17 single tenant retail properties) (collectively, the "Properties"), located in 26 states. See "The Company." The Company's common shares of beneficial interest, $.01 par value per share (the "Common Shares"), are listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "GRT."

     This Prospectus (the "Prospectus") relates to the possible resale from time to time of up to 2,992,172 common shares of beneficial interest of the Company (the "Common Shares") by the Selling Shareholders (as hereinafter defined). Of the 2,992,172 Common Shares being offered for resale hereby,
(i) up to 2,977,798 Common Shares (the "Exchanged Shares") may be offered and sold from time to time by certain holders thereof, if and to the extent that the Company elects to issue such shares to certain holders (the "Unitholders") of up to 2,977,798 Units of limited partnership interest ("OP Units") in Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), upon the redemption of such OP Units and (ii) up to 14,374 restricted Common Shares (the "Restricted Shares") may be offered and sold from time to time by certain holders thereof (the "Restricted Shareholders" and, together with the Unitholders, the "Selling Shareholders"). The OP Units were issued (i) in connection with the initial public offering of the Company on January 19, 1994, (ii) in connection with the acquisition of certain shopping centers and (iii) in exchange for property contributed to the Operating Partnership on which it intends to develop a shopping center. The Restricted Shares were issued (i) in connection with the acquisition and development of a shopping center and
(ii) in connection with the employment of an executive officer of the Company.

     Pursuant to the Limited Partnership Agreement, dated as of November 30, 1993, as amended, of the Operating Partnership, a Unitholder has the right to cause the redemption of all or a portion of his OP Units. OP Units may be redeemed (i) for cash by the Operating Partnership or (ii) by the Company, at its option, by the issuance of an equivalent number of Common Shares. As a result, the Company may from time to time issue up to 2,977,798 Exchanged Shares upon the acquisition of OP Units tendered for redemption.
Accordingly, the Company is registering the Exchanged Shares for resale by the Unitholders to provide them with freely tradeable Common Shares upon redemption. See "Redemption of Units."

     The Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), limits, with certain specific exceptions, the number of shares of beneficial interest (the "Shares) that may be owned by any single person or affiliated group to 8.0% of the lesser of the number or value of the total outstanding Shares and restricts the transferability of Shares if the purported transfer would prevent the Company from qualifying as a REIT. See "Risk Factors--Anti-Takeover Effect of Ownership Limit and Limits on Changes in Control Resulting From a Staggered Board and the Ability of the Company to Issue Preferred Shares" and "Description of Common Shares-- Restrictions on Ownership and Transfer."

     Each of the Selling Shareholders, directly or through agents or dealers, may, from time to time, sell all or a portion of the Exchanged Shares or Restricted Shares on terms to be determined at the time of sale. To the extent required, the specific terms of a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Shareholder reserves the right to accept and, together with its agents or dealers, to reject, in whole or in part, any proposed purchase of Exchanged Shares or Restricted Shares.

     The Company will not receive any proceeds from the sale of any Exchanged Shares or Restricted Shares offered hereby. The Company will acquire additional OP Units in the Operating Partnership in exchange for any Exchanged Shares that the Company may issue to a Selling Shareholder upon the redemption of OP Units. The Company currently holds an approximate 88.8% interest in the Operating Partnership.

     See "Risk Factors" beginning on page 5 for certain factors relevant to an investment in the Common Shares.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                          _________________________

                The date of this Prospectus is _______, 1998.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares are listed on the NYSE and similar information concerning the Company can be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Exchanged Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to previous filings made by the Company with the Commission, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Exchanged Shares, reference is hereby made to the Registration Statement, the previous filings made by the Company with the Commission and the exhibits and schedules thereto, which may be obtained from the Commission (i) at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission or
(ii) by consulting the Commission's Web site at the address of http://www.sec.gov.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. The Company's 1998 Proxy Statement for Annual Meeting of Shareholders dated March 31, 1998.

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

          4. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

          5. The Company's Form 8-K/A dated January 27, 1998, filed January 28, 1998.

          6.   The Company's Form 8-K dated and filed June 19, 1998.

          7. The Company's Form 8-K dated November 14, 1997 and filed with the Commission on November 15, 1997, including the Articles Supplementary designating 5,520,000 shares of Series B Cumulative Redeemable Preferred Shares of Beneficial Interest and the Articles Supplementary designating 40,000 shares of Series A-1 Convertible Redeemable Preferred Shares of Beneficial Interest, each filed as an exhibit thereto.

          8. The description of the Common Shares contained in the Company's Registration Statement on Form 8-A, filed October 21, 1993, and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading "Description of Shares of Beneficial Interest."

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Exchange Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Glimcher Realty Trust, Attention: Chief Financial Officer, 20 South Third Street, Columbus, Ohio 43215 (Telephone Number: (614) 621-9000).


              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus and the information incorporated by reference include certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus, in the Company's press releases and in oral statements by authorized officers of the Company that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, any distributions and any acquisitions (including the amount and nature thereof), expansion and other development trends of the Company and the real estate industry, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to: the effect of economic and market conditions; failure to consummate financing and joint venture arrangements, including the failure of Nomura Asset Capital Corporation, the Company's co-participant in several joint ventures, to acquire additional convertible preferred shares or to provide permanent financing; development risks, including lack of satisfactory financing, construction and lease-up delays and cost overruns; the level and volatility of interest rates; the financial stability of tenants within the retail industry; the rate of revenue increases versus expense increases; and the other risks set forth below.


                             PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information appearing elsewhere in this Prospectus, or incorporated herein by reference. Unless otherwise indicated, references to the Company in this Prospectus shall be deemed to include Glimcher Realty Trust, a Maryland real estate investment trust ("Glimcher Realty Trust"), and Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), as well as all entities in which Glimcher Realty Trust has a direct or indirect ownership interest. The term "Properties" refers to the 122 retail properties in which the Company holds an interest as of the date of this Prospectus, unless another date is specified, in which case the term "Properties" shall refer to the retail properties in which the Company holds an interest as of that date.

The Company

     Glimcher Realty Trust is a fully integrated, self-administered and self-managed Maryland real estate investment trust ("REIT"), which owns, leases, manages and develops a portfolio of retail properties consisting of regional and super regional malls (including, most recently, value-oriented super regional malls) ("Mall Properties") and community shopping centers (including single tenant retail properties) ("Community Centers"). As of June 30, 1998, the Company owned interests in and operated 120 properties, consisting of 17 Mall Properties and 103 Community Centers (including 17 single tenant retail properties (collectively, the "Properties") located in 25 states. As of June 30, 1998, the Properties contained an aggregate of approximately 26.2 million square feet of gross leasable area ("GLA") and were approximately 93% leased.

     The Company is focused on achieving growth in multiple retail formats which appeal to a wide range of consumers and to national and regional tenants in selected markets throughout the United States. Through the application of technology and the introduction of entertainment concepts, the Company has developed new designs and formats for retail properties in order to forge strong ties with a broad group of retailers and to appeal to a broad cross section of consumers. The Company is committed to developing and acquiring retail properties throughout the United States that individually, or in combination with other properties owned by the Company, are capable of becoming the dominant retail properties in their markets.

     All of the Company's interests in the Properties are held by, and its operations are conducted through the Operating Partnership, or by partnerships, limited liability companies or other ventures in which the Operating Partnership has a direct or indirect interest ("Subsidiary Partnerships" and, together with the Operating Partnership, the "Partnerships"). As of June 30, 1998, the Company owns approximately 88.8% of the Operating Partnership's outstanding common units ("OP Units") of partnership interest and all of the outstanding Series A-1 Preferred Units, Series B Preferred Units and Series D Preferred Units, each as defined below, in the Operating Partnership, and is, through its wholly owned subsidiary, Glimcher Properties Corporation, the sole general partner of the Operating Partnership.

     The Company's executive offices are located at 20 South Third Street, Columbus, Ohio 43215, and its telephone number is (614) 621-9000.

Risk Factors

     Prospective investors should carefully consider the matters discussed under "Risk Factors" before making an investment decision regarding the common shares of beneficial interest, par value $.01 per share, of the Company (the "Common Shares") offered hereby.

Tax Status of the Company

     The Company has elected to be taxed as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. As a REIT, the Company generally will not be subject to federal income tax on net income that it distributes to its shareholders as long as it distributes at least 95% of its taxable income each year and complies with a number of organizational and operational requirements. Failure to qualify as a REIT will render the Company subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), imposes certain restrictions on the transfer of Common Shares. The Company has adopted the calendar year as its taxable year.

Securities to be Offered

     This Prospectus (the "Prospectus") relates to the possible resale from time to time of up to 2,992,172 common shares of beneficial interest of the Company (the "Common Shares") by the Selling Shareholders (as hereinafter defined). Of the 2,992,172 Common Shares being offered for resale hereby,
(i) up to 2,977,798 Common Shares (the "Exchanged Shares") may be offered and sold from time to time by certain holders thereof, if and to the extent that the Company elects to issue such shares to certain holders (the "Unitholders") of up to 2,977,798 Units of limited partnership interest ("OP Units") in Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), upon the redemption of such OP Units and (ii) up to 14,374 restricted Common Shares (the "Restricted Shares") may be offerered and sold from time to time by certain holders thereof (the "Restricted Shareholders," and, together with the Unitholders, the "Selling Shareholders"). The OP Units were issued (i) in connection with the initial public offering of the Company on January 19, 1994 (the "IPO"),
(ii) in connection with the acquisition of certain shopping centers and (iii) in exchange for property contributed to the Operating Partnership on which it intends to develop a shopping center. The Restricted Shares were issued (i) in connection with the acquisition and development of a shopping center and
(ii) in connection with the employment of an executive officer of the Company.

     Pursuant to the Limited Partnership Agreement, dated as of November 30, 1993, as amended, of the Operating Partnership (the "Partnership Agreement"), a Unitholder has the right to cause the redemption of all or a portion of his OP Units. OP Units may be redeemed (i) for cash by the Operating Partnership or (ii) by the Company, at its option, by the issuance of an equivalent number of Common Shares. As a result, the Company may from time to time issue up to 2,977,798 Exchanged Shares upon the acquisition of OP Units tendered to the Operating Partnership for redemption. Accordingly, the Company is registering the Exchanged Shares for resale by the Unitholders to provide them with freely tradeable Common Shares upon redemption.

     The Company will not receive any proceeds from the sale of any Exchanged Shares or Restricted Shares offered hereby. The Company will acquire additional OP Units in the Operating Partnership in exchange for any Exchanged Shares that the Company may issue to a Selling Shareholder upon redemption of the OP Units. As of June 30, 1998, the Company holds an approximate 88.8% interest in the Operating Partnership. With respect to certain Selling Shareholders, the Company has agreed to bear certain expenses of registration of the Exchanged Shares and Restricted Shares under federal and state securities laws.


                                RISK FACTORS

     An investment in the Common Shares offered hereby (the "Offering") involves a high degree of risk. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus and incorporated herein by reference, in connection with an investment in the Common Shares offered hereby.

     Tax Consequences of Redemption of OP Units. In the event that the Company exercises its right to acquire OP Units redeemed for Exchanged Shares, the Company's acquisition of such OP Units will be treated for tax purposes as a sale of the OP Units by the Unitholders. Such a sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the value of the Exchanged Shares received in the redemption plus the amount of any Operating Partnership liabilities allocable to the redeemed OP Units at the time of the redemption. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of other property (i.e., Exchanged Shares) received upon such disposition. See "Redemption of OP Units--Tax Consequences of Redemption." In addition, the ability of the Unitholder to sell a substantial number of Exchanged Shares in order to raise cash to pay tax liabilities associated with the redemption of OP Units may be limited as a result of fluctuations in the market price of the Common Shares, and the price the Unitholders receive for such shares may not be equal to the value of their OP Units at the time of redemption.

     In the event that the Company does not exercise its right to redeem OP Units by the issuance of Exchanged Shares, and such OP Units are redeemed by the Operating Partnership for cash, the tax consequences may differ. See "Redemption of OP Units."

     Potential Change in Investment Upon Redemption of OP Units. If a Unitholder exercises its right to require the redemption of all or a portion of its OP Units, the Unitholder may receive cash or, at the option of the Company, Exchanged Shares in exchange for its OP Units. If the Unitholder receives cash from the Operating Partnership, the Unitholder will not have any interest in the Company or the Operating Partnership (except to the extent that it retains OP Units) and will not benefit from any subsequent increases in the value of Common Shares and will not receive any future distributions from the Company or the Operating Partnership (unless the Unitholder retains or acquires in the future additional Common Shares or OP Units). If the Unitholder receives Common Shares, the Unitholder will become a shareholder of the Company rather than a holder of OP Units in the Operating Partnership. See "Redemption of OP Units--Comparison of Ownership of OP Units and Common Shares."

     Risk of Shares Available for Future Sale. The Company may issue Common Shares in the future from time to time. No prediction can be made as to the effect, if any, that future sales of Common Shares, or the availability of Common Shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Shares.

     Risks Associated with the Recent Acquisition of Many of the Company's Properties; Lack of Operating History. The Company is currently experiencing a period of rapid growth. Thirty of the Properties were acquired in 1996, 1997 and 1998, respectively, and the Company is in various stages of negotiations regarding the acquisition of additional properties. The Company from time to time enters into non-binding letters of intent with respect to certain of these properties. However, no assurance can be given that the Company will be successful in acquiring any or all of such properties. These recently acquired or soon to be acquired properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of such properties may decline under the Company's management. The Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.

     Risks of Equity Real Estate Investments.

     General Real Estate and Local Economic Conditions. Real property investments are subject to varying degrees of risk. If the Company's properties do not generate sufficient income to meet operating expenses, including debt service, lease payments, capital expenditure requirements and tenant improvements, the Company's ability to make distributions to its shareholders will be adversely affected. Income from the Properties may be adversely affected by the general economic climate, local economic conditions, and other local conditions such as oversupply of space or a reduction in demand for rental space and newly developed properties, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance, and increased operating costs (including real estate taxes and insurance). Income and real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In certain areas of the country there may be an oversupply of retail space. There can be no assurance that the Company will be able to re-lease space as tenants move out or as to the new rents the Company may be able to charge the new tenants at such space.

     Bankruptcy and Financial Condition of Tenants; Tenant Termination Rights. Since substantially all of the Company's income is derived from rental payments, the Company's cash available for distribution will be adversely affected if a significant number of the Properties' tenants were unable to meet their obligations to the Company, or if the Company were unable to lease on economically favorable terms vacant space in the Properties. At any time, a tenant of the Properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution. If the tenant affirms its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in a reduction in the percentage rent paid by such tenant or in the failure to make rent payments when due. Furthermore, certain of the Company's tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants are closed, if certain sales levels or profit margins are not achieved or if an exclusive use provision is violated, all of which may adversely affect the Company's cash available for distribution.

     Competition. There are numerous commercial developers, real estate companies and major retailers that compete with the Company. In particular, some of these entities are engaged in the development or ownership of value-oriented retail properties that compete with the Company in seeking tenants. This results in competition for acquisition of prime locations and for tenants who will lease space in the value-oriented retail properties that the Company and its competitors own or operate. The development of new super regional outlet malls or other value-oriented retail shopping centers with more convenient locations or better rents may attract the Company's tenants or cause them to seek more favorable lease terms at or prior to renewal, and, accordingly, may adversely affect the business, revenues or value of the Company's value-oriented retail Properties. In addition, traditional retailers may increase their competition with value-oriented retailers for the limited pool of consumers by engaging in marketing and selling activities similar to those of value-oriented retailers, thus blurring the distinction between traditional retailers and value-oriented retailers. Furthermore, the Company may face competition from alternate forms of retailing, including home shopping networks, mail order catalogues and on-line based shopping services which may limit the number of retail tenants that desire to seek space in shopping center or mall properties generally, all of which may adversely affect the Company's cash available for distribution.

     Reliance on Major Tenants. At June 30, 1998, the Company's four largest tenants were Wal-Mart, Kmart, The Limited and its consolidated entities and Lowe's, which represented approximately 7.1%, 5.6%, 4.0% and 3.0%, respectively, of the Company's annualized minimum rents. No other tenant represented more than 3% of the aggregate annualized minimum rents of the Properties as of such date. The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by any of such tenants, or any other major tenant of the Company, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire.

     Risks Associated with Borrowing; The Mortgage Loans and Credit Facility.

     Balloon Payments. Of the approximately $576.3 million of mortgage indebtedness of the Company outstanding as of June 30, 1998, approximately $1.2 million is due in 1998, approximately $208.3 million is due in 1999, approximately $131.6 million is due in 2000, approximately $64.5 million is due in 2001, approximately $56.6 million is due in 2002 and approximately $114.1 million is due in 2003 and thereafter. In addition, the Company's $190 million secured credit facility (the "Credit Facility") matures on July 31, 1999. Furthermore, the Company may finance future investments with debt obligations that will provide for the repayment of principal in a lump sum or "balloon" payment at maturity. The ability to repay indebtedness at maturity or otherwise may depend on the ability of the Company either to refinance such indebtedness or to sell properties. The Company has no commitments with respect to refinancing any existing or future balloon payments. There can be no assurance that such refinancing will be available on reasonable terms and conditions, that such a sale will occur or that the amounts received from such sale will be sufficient to make the required balloon payments. If the Company is unable to repay any of its indebtedness on or before the respective maturity dates thereof, the Company may have to borrow against properties that are not encumbered or under the Credit Facility, to the extent the Company has availability thereunder, to meet such repayments.

     No Limitation on Debt. The Company's Board of Trustees determines the financing policies of the Company. Although the Company intends to maintain a ratio of debt to Total Market Capitalization (as defined below) of less than 60%, the organizational documents of the Company do not contain any limitation on the amount of indebtedness that the Company may incur or the ratio of debt to Total Market Capitalization that the Company must maintain. Accordingly, the Company's Board of Trustees can amend or revise the Company's policies with respect to the amount of debt the Company will incur at any time without a vote of the Company's shareholders. "Total Market Capitalization" means the sum of the outstanding amount of all indebtedness, the aggregate amount of the liquidation preference of all preferred shares of beneficial interest (the "Preferred Shares") of the Company and the aggregate market value of the Common Shares and OP Units (based upon the closing price of the Common Shares on the NYSE on the date of determination) of the Company and its consolidated entities. Although the trustees of the Company have no present intention to change any of these policies, revisions to these policies could result in a more highly leveraged company with an increased risk of default on indebtedness and an increase in debt service charges. The Company may also, without shareholder vote, continue to use leverage through borrowing under the Credit Facility and on its unencumbered properties to increase the number and size of its investments. Such use of leverage presents an additional element of risk in the event that cash flow from the Properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. Substantially all the Properties are pledged as security for repayment of mortgage indebtedness (the "Mortgage Loans") or indebtedness under the Credit Facility.

     Risk of Rising Interest Rates and Variable Rate Debt. Increases in interest rates on variable rate indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and its ability to pay distributions to shareholders. At June 30, 1998, the Credit Facility and approximately $121.5 million of the Mortgage Loans bear interest at variable rates.

     Certain Debt Covenants. The Mortgage Loans and the Credit Facility impose certain financial and operating restrictions on the Company and the Properties subject to such indebtedness and also impose restrictions on subordinated financing secured by such Properties and financings of other assets and properties of the Company. These restrictions include restrictions on borrowings, prepayments and distributions. Additionally, the Credit Facility requires the Company to meet certain financial tests and some of the Mortgage Loans provide for certain prepayment penalties, each of which could restrict the financial flexibility of the Company. The $181.0 million Mortgage Loan (the "IPO Loan") from Nomura Asset Capital Corporation, which is also the Company's co-participant in several joint ventures ("Nomura"), made in connection with the Company's IPO, among other things, permits the removal of the Company as manager of the 56 Properties securing the IPO Loan if (a) there is an event of default under the IPO Loan, including a breach of the financial covenants, and the lender institutes proceedings to enforce its rights thereunder, or (b) the sum of net operating income and interest on certain government obligations falls below a certain level, subject to certain circumstances, for three consecutive months.

     Possible Environmental Liabilities. Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances (including asbestos-containing materials) on or in such property. Such enactments often impose such liability without regard to whether the owner or operator knew of or was responsible for the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's or operator's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner or operator. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. In addition, liability may be imposed for the release of asbestos-containing materials into the air. The Company may be liable for costs associated with environmental matters in connection with its ownership and operation of the Properties.

     The landsites underlying the value-oriented super regional mall currently under development in Elizabeth, New Jersey (the "Jersey Gardens") and the proposed value-oriented super regional mall to be built in Carson, California (the "LA Metro Mall") contain hazardous substances as a result of having previously been used as landfills. Consent decrees have been entered into with respect to each site, between, among others, governmental agencies, and with respect to the Jersey Gardens site, the former owner and the joint venture which owns the Jersey Gardens site and in which the Company is a participant, and with respect to the LA Metro Mall site, the current owner. Pursuant to the consent decrees, the former owner of the Jersey Gardens site and the current owner of the LA Metro Mall site have agreed to take necessary action to remediate their respective sites. Although the former owner of the Jersey Gardens site, which the Company acquired through a joint venture in December 1997 for approximately $36.9 million, will remain responsible for completion of the remediation thereof, such joint venture has committed, in accordance with the consent decree, to deposit an additional $10.0 million in escrow, $9.0 million of which will be used to reimburse the former owner of the site for remediation costs. The remediation of the LA Metro Mall site, which the Company intends to acquire through a joint venture for approximately $33.3 million, will be completed by such joint venture at a cost to it currently estimated to be approximately $32.0 million, including operation and maintenance expenses. Upon completion of the remediation at each site, the owning joint venture will not have any liability to third parties or governmental agencies related to the environmental matters covered by the consent decrees with respect to such site. No assurance can be given as to the final aggregate cost to either joint venture of remediating either of these sites or the time it will take to complete each remediation. Such increases in cost or delays in remediation could adversely affect the development of the related metro mall project.

     Restrictions on and Risks of Development Activities. In addition to completing its existing development activities at Jersey Gardens and the Community Center located in Columbus, Ohio ( the "Polaris Towne Center"), the Company intends to selectively pursue additional development projects, including the development through joint ventures of the LA Metro Mall and the super regional mall to be built in Columbus, Ohio ("The Mall at Polaris"). Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company will incur certain risks in connection with development activities. These risks include the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical; the risk that the Company may not be able to obtain construction financing and permanent financing and the risk that such construction financing and permanent financing may contain terms which are not favorable to the Company; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In case of an unsuccessful development project, the Company's loss could exceed its investment in the project.

     The purchase and the commencement of development of the LA Metro Mall and the commencement of development of The Mall at Polaris are subject to a number of conditions, including the joint venture obtaining local bond financing, which if not satisfied, could result in the property not being acquired and developed by the Company. In addition, from time to time the Company, in connection with a proposed acquisition or development, will advance funds, which may be secured or unsecured, to the owner of the property the Company contemplates acquiring in order to accelerate the commencement and completion of certain renovations or improvements which the Company believes will enhance the value of the property. At June 30, 1998, the Company's investment in and advances with respect to the Jersey Gardens, LA Metro Mall, The Mall at Polaris and Polaris Towne Center development projects were approximately $118.4 million. There can be no assurance that if such contemplated acquisitions do not occur any funds advanced will be repaid or when such repayment will occur.

     Certain Limitations on Property Sales and Conflicts of Interest. The Operating Partnership may not enter into certain transactions, including the sale of all or substantially all of its assets, unless the limited partners ("the "Limited Partners") holding a majority of the limited partnership interests in the Operating Partnership (other than the Company) consent (the "Consent") to any such transaction. This majority vote requirement practically means that any such transaction must be approved by Herbert Glimcher and David J. Glimcher because they own approximately 5.84% of the OP Units (which constitutes almost a majority of the OP Units other than those owned by the Company). This veto right may limit the ability of the Company to enter into a liquidating transaction that may be in the shareholders' interest.

     As a result of Herbert Glimcher's and David J. Glimcher's status as holders of both Common Shares and OP Units, they have interests that conflict with shareholders with respect to business decisions affecting Glimcher Realty Trust and the Operating Partnership. In particular, as holders of OP Units, they may suffer different and/or more adverse tax consequences than Glimcher Realty Trust upon the sale or refinancing of some of the Properties as a result of unrealized gains attributable to certain Properties. Herbert Glimcher and David J. Glimcher and Glimcher Realty Trust, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of certain of the Properties. Although Glimcher Realty Trust (through a wholly owned subsidiary), as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, Herbert Glimcher and David J. Glimcher might seek to influence Glimcher Realty Trust not to sell or refinance certain of the Properties, even though such sale might otherwise be financially advantageous to Glimcher Realty Trust, or may seek to influence Glimcher Realty Trust to refinance a Property with a higher level of debt than would be in the best interests of Glimcher Realty Trust.

     Risk of Geographic Concentration. The Properties are located principally in the midwestern and, to a lesser extent, eastern United States. The Company's results of operations and distributions to shareholders therefore will be subject generally to economic conditions in those regions.

     Third Party Interests in Certain Properties. The Company owns partial interests in seven Mall Properties (The Great Mall of the Great Plains, The Mall at Johnson City, The Dayton Mall, The Colonial Park Mall, the SuperMall of the Great Northwest, The Almeda Mall and The Northwest Mall). In addition, the Company owns a partial interest in the real estate on which the Jersey Gardens is, and Polaris Towne Center will be, constructed and developed, expects to own partial interests in The Mall at Polaris and the LA Metro Mall, and may own partial interests in additional properties in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present with respect to wholly owned properties, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Additionally, where the Company serves as the managing member of a property-owning entity, it may have certain fiduciary responsibilities to the other participants in such entity. The Company will seek to maintain sufficient influence with respect to the management of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limit under the Company's organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

     With respect to the entities that own the Jersey Gardens, The Great Mall of the Great Plains, The Mall at Johnson City, The Dayton Mall, The Colonial Park Mall, the SuperMall of the Great Northwest, The Almeda Mall and The Northwest Mall, the approval or consent of certain other partners is required for all major decisions, including one or more of the following: the sale or refinancing of such properties, certain capital improvements and alterations, the borrowing of funds, revisions to such properties' business plans and budgets after they have been approved by the partners, certain modifications to leases, the making of any distributions other than as provided in the operating agreements and certain other changes in the operations of such properties or entities which own such properties. To the extent such approvals or consents are not forthcoming or are delayed, the Company may experience difficulty in, or may be prevented from, implementing its plans with respect to such properties or property owning entities. Furthermore, the Company may, in certain circumstances, including the occurrence of a default under the operating agreements of such entities or the management agreements between such entities and the Company, be removed as the manager of a property it manages. Additionally, the Company may be removed as the managing member of the entity owning The Great Mall of the Great Plains upon an event of default under the operating agreement of such entity. In the event the Company is removed as either the manager or the managing member, the Company would lose day to day control over the related property. Each of the operating agreements for the entities which own The Great Mall of the Great Plains, The Mall at Johnson City, The Dayton Mall, The Colonial Park Mall, the SuperMall of the Great Northwest, The Almeda Mall and The Northwest Mall also contain provisions whereby the Company may be forced to sell all of its interest in, or buy all of its partners' interest in, such entity or property. Such provisions may be triggered at a time when it is not advantageous for the Company to either buy or sell its interest in such entity or property. The agreements governing the property owning entities of the LA Metro Mall and Polaris Towne Center, as well as agreements governing future ventures, are expected to contain similar provisions.

     Anti-Takeover Effect of Ownership Limit and Limits on Changes in Control Resulting From a Staggered Board and the Ability of the Company to Issue Preferred Shares. In order to maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of beneficial interest of the Company (the "Shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year.

     The Declaration of Trust of the Company authorizes the trustees to take such action as may be required to preserve its qualification as a REIT and to limit any person, other than (i) Messrs. Herbert Glimcher and David J. Glimcher, and (ii) any other Person (as defined in the Declaration of Trust) approved by the trustees, to direct or indirect ownership of 8.0% of the lesser of the number or value of the outstanding Shares; provided, however, in no event may the trustees grant an exemption from the foregoing ownership limitation to any other Person whose ownership, direct or indirect, of in excess of 8.0% of the lesser of the number or the value of the outstanding Shares would result in the termination of the Company's status as a REIT for federal income tax purposes. This limitation on ownership does not apply to the Common Shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David J. Glimcher, who, without the approval of the trustees, are limited to an aggregate of 25% of the lesser of the number or value of the outstanding Shares, or to Nomura, which is excepted to the extent necessary to permit it, or its affiliates, to acquire and maintain ownership of (i) the 34,000 Series A-1 Convertible Preferred Shares, par value $.01 per share and having an initial liquidation preference of $1,000 a share, subject to adjustment (the "Series A-1 Preferred Shares"), (ii) the Series D Convertible Preferred Shares, par value $.01 per share and having an initial liquidation preference of $1,000 a share, subject to adjustment (the "Series D Preferred Shares") and (iii) any Common Shares issuable upon conversion thereof to the extent it does not jeopardize the Company's qualification as a REIT. In addition to the foregoing, the Articles Supplementary relating to the Company's 9 1/4% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, each share having a liquidation preference of $25.00 per share (the "Series B Preferred Shares"), of which 5,118,000 have been issued, authorizes the Company's Board of Trustees to take such action as may be required to preserve its qualification as a REIT for federal income tax purposes and to limit any person, other than persons who may be excepted by the Board of Trustees, to direct or indirect ownership of 9.9% of the lesser of the number or the value of the total Series B Preferred Shares outstanding. Notwithstanding the foregoing, there can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of the outstanding Shares, thereby causing the Company to fail to qualify as a REIT. The ownership limits may also discourage a change of control of the Company.

     The Company's Board of Trustees is divided into three classes of trustees. The terms of Class II, Class III and Class I trustees currently expire in 1999, 2000 and 2001, respectively. Trustees for each class will be chosen for a three year term upon the expiration of their current term, and each year one class of trustees will be elected by the shareholders. The staggered terms for trustees may delay or defer the ability of shareholders to change control of the Company even if a change of control were in the best interests of shareholders. See "Description of Common Shares -- Declaration of Trust and Bylaw Provisions and Certain Provisions of Maryland Law."

     The Company's Declaration of Trust authorizes the Board of Trustees to establish one or more series of Preferred Shares and to determine, with respect to any series of Preferred Shares, the preferences, rights and other terms of such series. To date the Company has issued 34,000 Series A-1 Preferred Shares and 56,000 Series D Preferred Shares in connection with transactions involving Nomura and 5,118,000 Series B Preferred Shares. It is possible that the Board of Trustees could authorize the Company to issue other series of Preferred Shares that could, depending on the terms of such series, delay, defer or prevent a change in control of the Company or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interest or in which shareholders might receive a premium for their shares over the then current market price of such shares.

     Consequences of the Failure to Qualify as a REIT. The Company operates in such fashion so as to enable it to qualify as a REIT under the Code. No assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions, of which there are only a limited number of judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may impact its ability to qualify as a REIT under the Code. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification. Various bills and the President's 1999 Budget Proposal contain legislation to modify certain tax rules concerning REITs. The Company believes that none of such modifications, if enacted, will significantly and adversely affect the Company's ability to operate as a REIT.

     If the Company fails to qualify as a REIT under the Code, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions as a condition to REIT qualification. To the extent that distributions to shareholders may have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

     Tax Risks of the Company's Ownership Interests in Certain Partnerships and Other Ventures. All of the Company's property interests and other investments are made or held through the Operating Partnership or the Subsidiary Partnerships. The ownership of these interests may involve special tax risks for the Company. Such risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of taxable income of the Company, or a challenge to the status of the Operating Partnership or the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by the Company, Operating Partnership or the Subsidiary Partnerships or the owners of the Subsidiary Partnerships that could adversely affect the Company's qualification as a REIT. The Company believes that the Operating Partnership and each of the Subsidiary Partnerships will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If the Operating Partnership or any Subsidiary Partnership were treated as an association, such entity would be taxable as a corporation, with the consequences, among others, that if the Company's ownership interest in any such entity exceeded 10% of such entity's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such entities to the Company would be treated as distributions; and the Company would not be able to deduct its share of losses, if any, generated by such entity in computing its taxable income.


                        DESCRIPTION OF COMMON SHARES

      The following description of the Common Shares does not purport to be complete and is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Declaration of Trust and the Company's Bylaws.

General

     Under its Declaration of Trust, the Company has the authority to issue up to 100,000,000 Shares, consisting of Common Shares and such other types or classes of Shares as the Board of Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. As of June 30, 1998, there are 23,695,247 Common Shares issued and outstanding. Under Maryland law, shareholders generally are not liable for a corporation's debts or obligations. The Declaration of Trust also provides that no shareholder of the Company will be personally liable for any obligation of the Company by reason of being a shareholder, nor will any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to a person in connection with the Company, property or affairs of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such demand, claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. With respect to tort claims, however, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, other than the state of Maryland, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

Terms

     All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares and to the provisions of the Company's Declaration of Trust relating to Excess Shares (as defined under "Restrictions on Ownership & Transfer" below), holders of Common Shares are entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

     Subject to the provisions of the Declaration of Trust relating to Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of Shares, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the then outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining Common Shares will not be able to elect any trustees.

     Holders of Common Shares will have no preference, conversion, exchange, sinking fund redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restrictions on transfer of Common Shares, holders of Common Shares will have equal dividend, distribution, liquidation and other rights.

     The Registrar and Transfer Agent for the Company's Common Shares is The Harris Trust and Savings Bank.

     Under the Maryland REIT Law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. The Company's Declaration of Trust provides that, with respect to (i) certain amendments to the Declaration of Trust, (ii) the merger, consolidation or sale of all or substantially all of the Company's assets in a transaction pursuant to which the Company is not the surviving entity, (iii) the reorganization of the Company and (iv) the dissolution of the Company, the affirmative vote of shareholders holding at least two-thirds of the Shares entitled to be cast on such matters is required.

Power to Issue Additional Shares

     The Company believes that the power of the Board of Trustees to issue additional authorized but unissued Common Shares will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional Common Shares will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

Restrictions on Ownership and Transfer

     For the Company to continue to qualify as a REIT under the Code, (i) not more than 50% of the value of its Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and (ii) the Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied. In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each calendar year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership and the Subsidiary Partnerships from a tenant will not qualify as rents from real property, which could result in loss of REIT status for the Company, if the Company owns, actually or constructively, 10% or more of the ownership interests in such tenant, within the meaning of section 856 (d) (2) (B) of the Code. See "Federal Income Tax Considerations--Requirements for Qualification as a REIT--Income Tests."

     The Declaration of Trust, subject to certain exceptions, provides that no holder (other than (i) Herbert Glimcher, (ii) David J. Glimcher and
(iii) any other individual, corporation, partnership, estate, trust, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government and agency or political subdivision thereof, approved by the Board of Trustees, at their option and in their discretion, provided that such approval will not result in the termination of the status of the Company as a REIT (collectively, "Excepted Persons")) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% (the "Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Shares. The Board of Trustees has also deemed Nomura to be an Excepted Person to the extent necessary to permit it, or its affiliates, to acquire and maintain ownership of the Series A-1 Preferred Shares, the Series D Preferred Shares and any Common Shares issuable upon conversion thereof to the extent it does not jeopardize the Company's qualification as a REIT. The Articles Supplementary for the Series B Preferred Shares provide, subject to certain exceptions, that no holder (other than any Excepted Person) may own, or be deemed to own by virtue of the attribution provisions of the attribution provisions of the Code, more than 9.9% (the "Series B Preferred Shares Ownership Limit") of the lesser of the number or the value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Series B Preferred Shares. Future series of Preferred Shares may contain similar Ownership Limit provisions (together with the Series B Preferred Shares Ownership Limit, the "Preferred Shares Ownership Limit", and together with the Ownership Limit, the "Ownership Limits"). The Board of Trustees may also waive the Ownership Limits if evidence satisfactory to the Board of Trustees and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limits. The limitation on ownership of Common Shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David J. Glimcher is an aggregate of 25% of the lesser of the number or value of the outstanding Shares.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limits will not be automatically removed if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. The Ownership Limits may delay, defer or prevent a change of control of the Company or other transaction that might involve a premium price for the Shares or otherwise he in the best interest of the shareholders. Any change in the Ownership Limits would require an amendment to the Declaration of Trust.

     Any transfer or issuance of Shares or any security convertible into Shares that would (i) create a direct or indirect ownership of Shares in excess of the Ownership Limits, (ii) with respect to transfers only, result in Shares being owned by fewer than 100 persons or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Shares. The Declaration of Trust provides that the Company, by notice to the holder thereof, may purchase any or all Shares (the "Excess Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit or would otherwise jeopardize the REIT status of the Company. The Articles Supplementary for the Series B Preferred Shares provide that the Company, by notice to the holder thereof, may purchase any or all Series B Preferred Shares (the "Excess Series B Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series B Preferred Shares in excess of the Series B Preferred Shares Ownership Limit or would otherwise jeopardize the REIT status of the Company. Future series of Preferred Shares may contain similar excess share provisions (such shares together with the Series B Excess Preferred Shares, the "Excess Preferred Shares"). The purchase price of any Excess Shares or Excess Preferred Shares, as the case may be, shall be equal to the fair market value of such Shares on the last trading day immediately preceding the day on which notice of such proposed transfer is sent, as reflected in the closing sales price for the Shares, if then listed on a national securities exchange, or such price for the Shares on the principal exchange if then listed on more than one national securities exchange, or, if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Trustees in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase by the Board of Trustees, the holder of such Shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the Shares. Any distribution paid to a proposed transferee on Excess Shares or Excess Preferred Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Declaration of Trust or Articles Supplementary shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares or Excess Preferred Shares shall be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares or Excess Preferred Shares and to hold such Excess Shares or Excess Preferred Shares on behalf of the Company.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Shares must give a written notice to the Company containing the information specified in the Declaration of Trust or Articles Supplementary, as the case may be, by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may delay, defer or prevent a change in control of the Company or other transaction that may involve a premium for the Shares or otherwise be in the best interest of the shareholders.

     All certificates representing Common Shares and Preferred Shares will bear a legend referring to the restrictions described above.

Declaration of Trust and Bylaw Provisions and Certain Provisions of Maryland
Law

     Number of Trustees; Classification of the Board of Trustees. The Declaration of Trust provides that the number of trustees will consist of not less than two nor more than fifteen persons. At all times, a majority of the trustees shall be independent trustees. There are currently nine trustees, six of whom are independent trustees. The holders of Common Shares are entitled to vote on the election or removal of trustees, with each share entitled to one vote. Under the Bylaws, any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees. Pursuant to the Declaration of Trust, the Board of Trustees is divided into three classes of trustees. The current term of the second, third and first classes expires in 1999, 2000 and 2001, respectively. As the term of each class expires, trustees in that class will be elected by the shareholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Trustees is intended to enhance the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees. Because holders of Common Shares will have no right to cumulative voting in the election of trustees, at each annual meeting of shareholders, the holders of a majority of the Common Shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult, which could delay, defer or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. See "Risk Factors -- Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws.

     Removal; Filling Vacancies. The Bylaws provide that any vacancies will be filled by the affirmative vote of a majority of the remaining trustees. Any trustee so elected shall hold office for the unexpired term of the trustee he is replacing. The Declaration of Trust provides that trustees may be removed, with or without cause, at a meeting of shareholders called for that purpose, only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of the trustees.
This provision, when coupled with the provision of the Bylaws authorizing the Board of Trustees to fill vacant trusteeships precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

     Limitation of Liability and Indemnification. Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Declaration of Trust authorizes the Company to the maximum extent provided by Maryland law to obligate itself to indemnify and to pay or reimburse reasonable expenses to (a) any present or former trustee, officer or shareholder or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner, of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, who has been successful on the merits or otherwise, in the defense of a legal or regulatory proceeding to which he was made a party by reason of such status. The Company's Bylaws require the Company to indemnify any current or former trustee or officer against any claim or liability to which such person may become subject or by reason of his status, unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as such provided that, in the case of a trustee or officer, the Company shall have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws also (i) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of the Company in such capacity and to any employee or agent of the Company or a predecessor of the Company.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL"). The MGCL permits a Maryland trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or
(ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland trust may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) written affirmation by the trustee or officer of a good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Declaration of Trust and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or trustee may be entitled under the Company's Declaration of Trust or Bylaws, or under resolutions of shareholders or trustees, contract or otherwise. It is the position of the Commission that indemnification of trustees and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     The Company also has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

     Business Combinations. Under the MGCL, as applicable to real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10.0% or more of the voting power of such corporation's shares or an affiliate of such trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the then-outstanding voting shares of such trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of such trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such trust other than the shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the trust's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

     Control Share Acquisition Statute. The MGCL, as applicable to real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust.
"Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Shares. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

     Amendment to the Declaration of Trust. The Declaration of Trust of the Company may be amended by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon; provided, however, (a) no term or provision of the Declaration of Trust may be added, amended or repealed in any respect that would, in the determination of the Board of Trustees, cause the Company not to qualify as a REIT under the Code and (b) certain provisions of the Declaration of Trust, including provisions relating to (i) the removal of trustees, (ii) restrictions on transfers of Shares that would result in Excess Shares, (iii) the organization, merger or consolidation of the Company or (iv) the sale of Company assets, may not be amended or repealed unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

     Dissolution of the Company. The Declaration of Trust requires that dissolution of the Company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the shares outstanding and entitled to vote on the matter.

     Advance Notice of Director Nominations and New Business. The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Trustees, or (iii) provided that the Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

     Meetings of Shareholders. The Company's Bylaws provide that annual meetings of shareholders shall be held on a date and at a time set by the Board of Trustees during the second calendar quarter of each year. Special meetings of the shareholders may be called by (i) the Chairman of the Board,
(ii) the President of the Company or (iii) one-third of the Board of Trustees. The Bylaws of the Company provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than 40% of all votes entitled to be cast at the meeting. Unless requested by the shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of the shareholders held during the preceding twelve months.

     Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws. The business combination provisions and, if the applicable provision in the Bylaws is amended or rescinded, the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

     Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is The Harris Trust and Savings Bank.


                           DESCRIPTION OF OP UNITS

General

     Substantially all of the Company's assets are held by, and all of its operations are conducted through, the Operating Partnership. As of June 30, 1998, the Company owned approximately 88.8% of the OP Units issued by the Operating Partnership. Glimcher Properties Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("GPC"), is the sole general partner of the Operating Partnership, holding 0.784% of the issued OP Units. The remaining issued OP Units are held by other Limited Partners who acquired their units in exchange for property or other interests.

     The material terms of the OP Units, including a summary of certain provisions of the Partnership Agreement are set forth below. The following description of the terms and provisions of the OP Units and certain other matters does not purport to complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement.

Management

     The Operating Partnership is organized as a Delaware limited partnership with GPC as general partner ("the "General Partner"), and certain other persons and entities as Limited Partners. Pursuant to the Partnership Agreement, the General Partner has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners in their capacity as such have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. Notwithstanding the foregoing, the General Partner may not, without the Consent of the Limited Partners, (i) amend, modify or terminate the Partnership Agreement, except as otherwise provided therein; (ii) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee of all or any part of the assets of the Operating Partnership;
(iii) institute any proceeding on behalf of the Operating Partnership under Title 11 of the United States Code, as the same may be amended from time to time; or (iv) dissolve the Partnership; provided, however, that the Consent of the Limited Partners is not required for any of the foregoing actions if, at the time that the General Partner desires to take such action, the Limited Partners (other than the Company) own, in the aggregate, less than ten percent (10%) of the partnership interests. In addition to the foregoing, the Consent of the Limited Partners is required for the General Partner to take the action specified in clause (iv) above. The Limited Partners have the right, exercisable upon the delivery to the General Partner of written notice by the Limited Partners holding a majority of the limited partnership interests, (i) to cause the removal of the General Partner for any reason, with or without cause, and (ii) to select a successor general partner.

Transferability of Interests

     The General Partner may not withdraw from the Partnership or transfer all or any portion of its interest in the Partnership without the Consent of the Limited Partners, provided that the Consent of the Limited Partners is not required if the Limited Partners (other than the Company) own, in the aggregate, less than ten percent (10%) of the partnership interests. Upon any transfer of the entire general partnership interest, the transferee general partner will become a substituted General Partner, vested with the powers and rights of the transferor General Partner, and will be liable for all obligations and responsible for all duties of the General Partner. Subject to limited exceptions, the General Partner may not engage in any merger, consolidation or other combination with or into another person or any sale of all or substantially all of its assets, or any reclassification, recapitalization or change of outstanding Common Shares unless the General Partner has obtained the Consent of the Limited Partners to effect such transaction; provided that such Consent is not required if, at the time of such transaction, the Limited Partners (other than the Company) own, in the aggregate, less than ten percent (10%) of the partnership interests.

     Each Limited Partner may transfer all or a portion of its partnership interest to any person, whether or not in connection with the exercise of a Limited Partner's Redemption Rights (as defined below); provided that the transferee must assume all of the obligations of the Limited Partner under the Partnership Agreement with respect to such transferred partnership interest and no such transfer, with certain limited exceptions, will relieve the transferor Limited Partner of its obligations under the Partnership Agreement without the approval of the General Partner, in its reasonable discretion. The General Partner may prohibit any transfer by a Limited Partner of its OP Units if, in the opinion of legal counsel to the Operating Partnership, such transfer would require filing of a registration statement under the Securities Act of 1933 or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the OP Unit. A Limited Partner may not transfer his OP Units if (i) in the opinion of legal counsel for the Operating Partnership, it would result in the Operating Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code.

Capital Contribution

     The Partnership Agreement provides that if, as determined by the General Partner in its sole discretion, the Operating Partnership requires additional funds at any time from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the General Partner may, at its option and without any obligation to do so, contribute additional funds to the Operating Partnership as additional capital contributions. The General Partner also has the right (but not the obligation) to raise any additional funds required for the Operating Partnership by causing the Operating Partnership to borrow the necessary funds from any person, including the Company and its affiliates. Such borrowing will be on terms and conditions which the General Partner deems appropriate in its reasonable discretion; provided that if the Company or one of its affiliates is the lender and obtained such funds through its own borrowing, then the borrowing by the Operating Partnership will be on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute the proceeds of any Share offering as additional capital to the Operating Partnership and, in such event, the Company will receive additional OP Units having designations, preferences and other rights, all such that their economic interests are substantially similar to those of the Shares offered thereby. The General Partner is authorized, under certain circumstances, to cause the Operating Partnership to issue additional OP Units. Upon the issuance of additional OP Units, the percentage interests of all of the Partners will be adjusted by the General Partner so that the percentage interest of each Partner is equal to the quotient (expressed as a percentage) arrived at by dividing the number of OP Units held by a Partner by the total number of OP Units then outstanding. Notwithstanding the foregoing, additional OP Units will only be issued to the extent that the effect of such issuance would not reduce the Company's and the General Partner's aggregate percentage interest to less than 51%.

Redemption Rights

     Subject to the terms and conditions of the "Rights of Redemption" (the "Redemption Rights") set forth in the Partnership Agreement, each Limited Partner, other than the Company, has the right to cause the Partnership to redeem all or a portion of such Limited Partner's OP Units, at any time or from time to time, by delivering an exercise notice to the General Partner, pursuant to which the General Partner will cause the Operating Partnership to redeem each such OP Unit for cash equal to the value of one Common Share (or, at the Company's election, the Company may purchase each OP Unit offered for redemption, for one Common Share). The Company may not satisfy a Limited Partner's Redemption Right by delivery of Common Shares, if and to the extent that such delivery of Common Shares would be prohibited under the Declaration of Trust or otherwise jeopardize the REIT status of the Company.

Registration Rights

     Pursuant to Registration Rights Agreements among the Company and certain Limited Partners (the "Registration Rights Agreements"), such Limited Partners have certain rights to require the registration for resale of the Common Shares held by them or received by them upon redemption of their OP Units. Such rights include the right to include such shares in the registration statement of which this Prospectus is a part. The Company is required to bear the costs of such registration, exclusive of underwriting discounts, commissions and certain other costs attributable to, and to be
borne by, such Selling Shareholders.   Pursuant to agreements between the
Company and other Selling Shareholders, such Selling Shareholders are responsible to pay all costs of registration; provided that such Selling Shareholders have the right to join in with any registration statement filed by the Company and, in such case, are required to pay a pro rata share of the total registration costs based on the ratio of the number of their Common Shares so registered to the total number of shares being registered.

Operations

     The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed under the Code and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of
Section 7704 of the Code.

     In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership pays all administrative costs and expenses of the Company and the General Partner (the "Company Expenses"), and the Company Expenses are treated as expenses of the Operating Partnership. The Company Expenses generally include (i) all expenses relating to the general administration of the Company and the General Partner, (ii) all expenses relating to the formation of the Company, the General Partner and the Operating Partnership and (iii) all expenses relating to the public offering and registration of securities by the Company and any transactions contemplated thereby.

Distributions and Allocations

     The Partnership Agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

     Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code section 704(c) and the Treasury Regulations promulgated thereunder.

Term

     The Operating Partnership will continue until December 31, 2092, or until sooner dissolved upon (i) the withdrawal of the General Partner (unless the remaining partners holding a majority of the partnership interests elect to continue the business of the Operating Partnership), (ii) the election by the General Partner to dissolve the Operating Partnership (which election requires the Consent of the Limited Partners unless, at such time, the Limited Partners (other than the Company) own, in the aggregate, less than ten percent (10%) of the partnership interests), (iii) the election by the Limited Partners, exercisable upon the consent of the Limited Partners holding a majority of the limited partnership interests, (iv) the entry of a decree of judicial dissolution of the Operating Partnership, (v) the sale of all or substantially all the assets and properties of the Operating Partnership, or (vi) the bankruptcy or insolvency of the General Partner, unless the remaining partners holding a majority of the partnership interests elect to continue the business of the Operating Partnership.

Tax Matters

     Pursuant to the Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.


                           REDEMPTION OF OP UNITS

General

     Unitholders may, subject to certain limitations, require the Operating Partnership to redeem all or a portion of their OP Units by exercising their Redemption Rights and delivering a notice of redemption (the "Redemption Notice") to the General Partner; provided, however, that a Unitholder may not deliver more than three (3) Redemption Notices to the General Partner during each calendar year. Within five (5) days after receipt of a Redemption Notice, the General Partner must deliver a copy of such Redemption Notice to the Company. Pursuant to its Redemption Right, a Unitholder will receive cash in an amount equal to the Common Share Value (as defined below) of the OP Units offered for redemption by delivery of the Redemption Notice to the General Partner; provided, however, that the Company may, in its sole discretion, by notice to the General Partner within ten (10) business days after the Company's receipt of the Redemption Notice, elect to redeem any OP Unit so presented in exchange for one Common Share (subject to certain adjustments in the event of share distributions and stock splits). The cash redemption price payable upon exercise of such Redemption Rights is the fair market value of the OP Units (which will generally be the value of a similar number of Common Shares on the NYSE) with respect to which such rights were exercised, computed as of the date of the exercise (based upon the average closing price of the Common Shares on the NYSE for the five consecutive trading days ending on such date). In the event the Company elects to provide the Operating Partnership with Common Shares to effect a redemption, the Operating Partnership will deliver to the exercising Limited Partner one Common Share for each OP Unit redeemed. As OP Units are redeemed, the Company's interest in the Operating Partnership will increase by a percentage generally equivalent to the percentage interest of the Operating Partnership represented by the OP Units redeemed.

     If the Company elects to redeem any OP Units presented to the Operating Partnership by the issuance of the Exchanged Shares, such a redemption by the Company will be treated as a sale of the OP Units to the Company for Federal income tax purposes. See " -- Tax Consequences of Redemption." Upon a redemption for cash, a Unitholder's right to receive distributions with respect to the OP Units redeemed will cease. Upon the receipt of Exchanged Shares, a Unitholder will have rights as a shareholder of the Company, including the right to receive distributions from the time of its acquisition of the Exchanged Shares.

     A Unitholder is not entitled to exercise its Redemption Right if the delivery of Exchanged Shares would be prohibited under the provisions of the Partnership Agreement to protect the Company's qualification as a REIT.

Tax Consequences of a Redemption

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder should it exercise its rights to redeem its OP Units.

     Tax Treatment of Redemption of OP Units. If the Company elects to purchase OP Units tendered for redemption, the Operating Partnership and the Company shall treat the transaction between the Unitholder and the Company as a sale of OP Units by the Unitholder at the time of such redemption. Such sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the value of the Common Shares received in the redemption plus the amount of any Operating Partnership liabilities allocable to the redeemed OP Units at the time of the redemption. If the Company does not elect to purchase a Unitholder's OP Units tendered for redemption and the Operating Partnership redeems such OP Units for cash which the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such OP Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the Unitholder would also be treated as realizing an amount equal to the sum of the cash received in the redemption plus the amount of any Operating Partnership liabilities allocable to the redeemed OP Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See " -- Tax Treatment of Disposition of OP Units by a Limited Partner Generally."

     If the Company does not elect to purchase OP Units tendered for redemption and the Operating Partnership redeems a Unitholder's OP Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that, if the Operating Partnership redeems less than all of a Unitholder's OP Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed OP Units, exceeded the Unitholder's adjusted basis in all of its OP Units immediately before the redemption.

     If the Company contributes cash to the Operating Partnership to effect a redemption, and in the unlikely event that the redemption transaction is treated as the redemption of a Unitholder's OP Units by the Operating Partnership rather than a sale of OP Units to the Company, the income tax consequences to the Unitholder would be as described in the preceding paragraph.

     Tax Treatment of Disposition of OP Units by a Unitholder Generally. If an OP Unit is disposed of in a manner that is treated as a sale of the OP Unit, or a Unitholder otherwise disposes of an OP Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such OP Unit. See " -- Basis of OP Units." Upon the sale of an OP Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property, (i.e., Exchanged Shares) received plus the amount of any Operating Partnership liabilities allocable to the OP Units sold. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the Unitholder's adjusted tax basis in the OP Units disposed of, such Unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (i.e., Exchanged Shares) received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of OP Units will be treated as gain attributable to the sale or
disposition of a capital asset.   To the extent, however, that the amount
realized upon the sale of an OP Unit attributable to a Unitholder's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered as well as amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of an OP Unit.

     Basis of OP Units. In general a Unitholder who acquired his OP Units by contribution of property and/or money to the Operating Partnership had an initial tax basis in his OP Units ("Initial Basis") equal to the sum of (i) the amount of money contributed (or deemed contributed as described below) and (ii) his adjusted tax basis in any other property contributed in exchange for such OP Units, less the amount of any money distributed (or deemed distributed, as described below) in connection with the acquisition of the OP Units. The Initial Basis of OP Units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis, and Unitholders are urged to consult their own tax advisors regarding their Initial Basis. A Unitholder's Initial Basis in his OP Unit is generally increased by (i) such Unitholder's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any increase in his share of liabilities occurring in connection with the acquisition of his OP Units). Generally, such Unitholder's basis in his OP Units is decreased (but not below zero) by (i) such Unitholder's share of Operating Partnership distributions, (ii) decreases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any decrease in his share of liabilities of the Operating Partnership occurring in connection with the acquisition of this OP Units), (iii) such Unitholder's share of losses and deductible expenses of the Operating Partnership and (iv) such Unitholder's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

     Potential Application of the Disguised Sale Regulations to an Exchange of OP Units. There is a risk that an exchange by the Operating Partnership of OP Units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for OP Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally, provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if an OP Unit is redeemed by the Operating Partnership from a Unitholder who holds OP Units that were issued in exchange for a contribution of property to the Operating Partnership, the Internal Revenue Service (the "IRS") could contend that the Disguised Sale regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether exchange of its OP Units could be subject to the Disguised Sale Regulations.

Comparison of Ownership of OP Units and Common Shares

     The nature of an investment in Common Shares of the Company is generally economically equivalent to an investment in OP Units in the Operating Partnership. There are, however, some differences between ownership of OP Units and ownership of Common Shares, some of which may be material to investors. The information below highlights a number of significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of OP Units and Common Shares, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their OP Units are exchanged for Common Shares. This discussion is summary in nature and does not constitute a complete discussion of these matters. For additional important information about the Company, investors should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part and the organizational documents for the Operating Partnership and the Company which have been filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and are incorporated herein by reference.

     Form of Organization and Assets Owned. The Operating Partnership is organized as a Delaware limited partnership. A substantial amount of the Company's operations are conducted through the Operating Partnership.

     The Company was formed as a real estate investment trust under the Maryland REIT Law in September 1993. As of June 30, 1998, the Company holds an 88.8% limited partnership interest in the Operating Partnership. GPC is the sole general partner of and owns a 0.784% partnership interest in the Operating Partnership.

     Length of Investment. The Operating Partnership has a stated termination date of December 31, 2092, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

     Purpose and Permitted Investments. The purposes of the Operating Partnership are to acquire, purchase, own, operate, manage, develop, redevelop, construct, reconstruct, alter, modify, add to, subtract from, invest in, mortgage, encumber, exchange, sell, lease and otherwise deal with shopping centers, enclosed malls, single tenant and other primarily retail properties and residential, office and mixed use (retail/office) properties and industrial and warehouse properties and real estate and interests therein of all types, including, without limitation, mortgages, deeds of trust and similar interests and other instruments and participations therein, and assets related to the foregoing, whether directly or indirectly, alone or in association with others, and in general, to make any investments or expenditures, to borrow and lend money and to take any and all actions which are incidental or related to any of these purposes. The Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships and joint ventures created to accomplish all or any of the foregoing.

     Under its Declaration of Trust, the Company has all the powers granted to a real estate investment trust, generally, by the Maryland REIT Law.

     Additional Equity. The Operating Partnership is authorized to issue OP Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as GPC, as general partner (the "General Partner"), in its sole discretion, may deem appropriate.

     The Company's Declaration of Trust authorizes the Company to issue up to 100,000,000 Shares consisting of Common Shares and such other types or classes of Shares as the Board of Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. The Company is authorized to issue Preferred Shares in one or more series, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees of the Company may determine by resolution. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for OP Units or other interests in the Operating Partnership, which OP Units will have designations, preferences and other rights, such that their economic interests are substantially similar to those of the equity capital raised by the Company.

     Borrowing Policies. The Operating Partnership has no restriction on borrowings, and the General Partner has full power and authority to borrow money on behalf of the Operating Partnership.

     The Company is not restricted under its Declaration of Trust or its Bylaws from incurring borrowings.

     Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.

     The Company's Declaration of Trust does not impose any restrictions upon the types of investments that may be made by the Company other than restrictions precluding investments by the Company that would adversely affect the qualification of the Company as a REIT. The Company's Bylaws prohibit the Company from engaging in any transactions with any trustee, officer or employee of the Company, or any entity in which any of such individuals owns more than a one percent (1%) interest, or any affiliate of any of the foregoing, unless the Company believes that entering into such a transaction is in the best interests of the Company and unless a majority of the disinterested trustees approve such transaction.

     Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the General Partner, and no Limited Partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership.

     The Company's business and affairs are managed under the direction of the Board of Trustees, subject only to the restrictions in the Declaration of Trust and the Bylaws. The Company's Board of Trustees is divided into three classes of trustees. As the term of each class expires, trustees in that class will be elected by the shareholders of the Company for a term of three years. The policies adopted by the Board of Trustees may be altered or eliminated without advice of the shareholders of the Company. Accordingly, except for their vote in the elections of trustees, shareholders of the Company have no control over the ordinary business policies of the Company.

     Management Liability and Indemnification. The Partnership Agreement generally provides that the General Partner will incur no liability to the Operating Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner will not incur any personal liability for the return of any Limited Partner's capital. The Partnership Agreement also provides for indemnification of the General Partner, the directors, trustees, officers and shareholders of the Operating Partnership or the General Partner, and such other persons (including affiliates of the General Partner or Operating Partnership) as the General Partner may from time to time designate, against any loss or damage, including reasonable legal fees, expenses and court costs, that relate to the operations of the Operating Partnership in which such person may be involved; provided that the Operating Partnership is not required to indemnify any such entity or person for any loss or damage incurred as a result of such entity's or person's fraud or willful misconduct in the performance of its duties that relate to the Operating Partnership.

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonest established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent provided in its Bylaws, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner, of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of the Company. The Company's Bylaws obligate it, to the maximum extent permitted by Maryland Law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any current or former trustee, officer or shareholder (including any individual who, while a trustee or officer and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who is made a party to the proceeding by reason of his service in that capacity, and (b) any present or former trustee or officer against any claim or liability to which he may become a party by reason of his service in that capacity unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his status as a trustee or officer provided that the Company shall have received
(i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws also (i) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of the Company in such capacity and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Company's Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify it present and former directors and officers, among others, against judgments, penalties, fines settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or
(ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company maintains a standard policy of officers' and trustees' liability insurance.

     Anti-takeover Provisions. Except in limited circumstances, the General Partner has exclusive management power over the business and affairs of the Operating Partnership. The General Partner may be removed by the Limited Partners with or without cause, and the Limited Partners may select a successor general partner.

     The Declaration of Trust and Maryland law contain a number of provisions that may have the effect of delaying, deferring or preventing an unsolicited proposal for the acquisition of the Company or the removal of incumbent management.

     Voting Rights. Under the Partnership Agreement, the Limited Partners do not have voting rights relating to the operation and management of the Operating Partnership except in connection with matters, as described more fully below, involving certain amendments to the Partnership Agreement.

     Subject to the provisions of the Declaration of Trust regarding the restrictions on the transfer of Shares, shareholders of the Company have the right to vote on (i) the election or removal of trustees, (ii) amendment of the Declaration of Trust, (iii) termination of the Company, (iv) reorganization of the Company, merger or consolidation of the Company, or the sale of substantially all of the assets of the Company, and (iv) such other matters as have been submitted by the Board of Trustees to the shareholders for approval or ratification. The affirmative vote of the holders of at least two-thirds of the votes outstanding and entitled to vote is required with respect to, among other things, a merger where the Company is not the survivor, a sale of substantially all of the assets of the Company, certain amendments to the Declaration of Trust and dissolution of the Company. The business and affairs of the Company are managed under the direction of a Board of Trustees, specified classes of which are elected each year to three year terms by the shareholders of the Company. Each Common Share has one vote.

     Amendment of the Operating Partnership Agreement or the Declaration of Trust. The Partnership Agreement may be amended if it is approved by the General Partner and it receives the Consent of the Limited Partners, provided that the Consent of the Limited Partners is not required if the Limited Partners (other than Company) own, in the aggregate, less than ten percent (10%) of the partnership interests; further provided that the General Partner has the power, without the Consent of the Limited Partners, to amend the Partnership Agreement to, among other things, (i) add to the obligations of the General Partner or surrender any right or power granted to the General Partner for the benefit of the Limited Partners, (ii) reflect the admission, substitution, termination, or withdrawal of partners, (iii) set forth the right, powers, duties and preferences of the holders of any additional partnership interests and (iv) satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law. Certain amendments that would, among other things, adversely affect the rights of any Limited Partner in profits, losses or distributions, affect the Redemption Right in a manner adverse to the Limited Partners, convert a Limited Partner's interest in the Operating Partnership into a general partner's interest or modify the limited liability of a Limited Partner, require the Consent of Limited Partners.

     The Declaration of Trust may be amended by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon, provided, however, (i) no term or provision of the Declaration of Trust may be added, amended or repealed in any respect that would, in the determination of the Board of Trustees, cause the Company not to qualify as a REIT under the Code and (ii) certain provisions of the Declaration of Trust, including provisions relating to the removal of trustees, restrictions on transfer of Shares that would result in Excess Shares, the organization, merger or consolidation of the Company or the sale of Company assets, may not be amended or repealed unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

     Compensation, Fees and Distributions. The General Partner does not receive any compensation for its services to the Operating Partnership. As a partner in the Operating Partnership, however, the General Partner has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the General Partner for all expenses incurred relating to the ownership and operation of, or for the benefit of, the Operating Partnership.

     The trustees and officers of the Company receive compensation for their services.

     Liability of Investors. Under the Operating Partnership Agreement and applicable Delaware law, the liability of the Limited Partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

     Under the Maryland REIT Law, shareholders generally are not personally liable for the obligations of the Company. See "Description of Common Shares."

     Nature of Investment. The OP Units constitute equity interests entitling holders thereof to their pro rata share of cash distributions made to the Limited Partners of the Operating Partnership. The General Partner is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to its interest in the Operating Partnership.

     Common Shares Constitute Equity Interests in the Company. Subject to the provisions of the Declaration of Trust regarding the restrictions on transfer of Shares, each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to Common Shares. The dividends payable to the shareholders are not fixed in amount and are paid only if, when and as authorized and declared by the Board of Trustees. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

     Liquidity. Subject to certain exceptions, the Unitholders may transfer all or any portion of their OP Units with or without the consent of the General Partner. However, the General Partner, in its sole and absolute discretion, may or may not consent to the admission as a substituted limited partner of any transferee of such OP Units. If the General Partner does not consent to the admission of a transferee as a substituted limited partner, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of OP Units for any other purpose; accordingly, the assignee will not be permitted to vote on any affairs or issues on which a Limited Partner may vote.

     The Common Shares are listed on the NYSE. The breadth and strength of the market for Common Shares will depend upon, among other things, the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's real estate investments and the Company's distribution yield compared to that of other debt and equity securities.

     Federal Income Taxation. The Operating Partnership is taxed as a partnership for federal income tax purposes. Accordingly, each Unitholder includes on his individual income tax return as income, gain, deduction or loss his distributive share of the Operating Partnership's items of income, gain, deduction or loss, determined as if the Unitholder realized such items directly from the source from which realized by the Operating Partnership or incurred such items in the same manner incurred by the Operating Partnership. Distributions by the Operating Partnership to a Unitholder are generally not taxable to the Unitholder unless they exceed the Unitholder's basis in his OP Units. Special limitations, such as the passive activity loss rules, may limit a Unitholder's ability to use his share of the Operating Partnership's losses and deductions to offset income from other sources. Income and gain from the Operating Partnership, however, should be characterized as passive activity income and may be offset by losses and deductions from other passive activities in which a Unitholder holds an interest.

     The Company is a corporation taxed as a REIT. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations.

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Shares who for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Shares has been held for one year or less) assuming the Common Share is a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     The rules governing U.S. federal income taxation of tax-exempt entities, nonresident alien individuals, foreign corporations, foreign partnerships or other foreign entities with regard to their investments in U.S. partnerships and in REITs are complex, and no attempt is made here to summarize such rules. TAX-EXEMPT AND FOREIGN UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     State and Local Taxation. In general, the differences between the state and local tax treatments of Unitholders in the Operating Partnership and shareholders in the Company will be similar to the differences between the federal income tax treatments of Unitholders and shareholders. Variations in state and local tax laws, are, however, impossible to summarize here. EACH UNITHOLDER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC DIFFERENCES IN STATE AND LOCAL TAX TREATMENTS OF OP UNITHOLDERS AND SHAREHOLDERS.


                      FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the provisions of the Code, governing the Federal income tax treatment of a REIT and of certain Federal tax considerations relevant to the purchase, ownership and disposition of Exchanged Shares and is not tax advice. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold Exchanged Shares as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions, foreign taxpayers and broker-dealers.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH PROSPECTIVE PURCHASER OF THE COMMON SHARES IS ADVISED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO HIS SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Federal Income Taxation of the Company

     General

     The Company elected to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with its taxable year ended December 31, 1994. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code. The Company intends to continue to operate in a manner that will enable it to qualify for taxation as a REIT, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations made by the management of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Robinson Silverman Pearce Aronsohn & Berman LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "Federal Income Tax Considerations-Failure to Qualify as a Real Estate Investment Trust."

     If the Company qualifies for tax treatment as a REIT, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that typically results from the use of corporate investment vehicles.

     The Company will be subject to Federal income tax, however, as follows:
First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" to the extent that tax exceeds its regular tax. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business and, effective for the Company's taxable year ending December 31, 1998, other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such an asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate.

     Requirements for Qualification

     A REIT is defined in the Code as a corporation, trust or association:
(1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"); and (7) which meets certain income and asset tests described below. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to "look-through" exception in the case of condition (6).

     The Company has represented that it has satisfied the share ownership requirements set forth in (5) and (6) above. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Preferred Shares-Other Preferred Shares-Restrictions on Transfer" and "Description of Common Shares-Restrictions on Ownership and Transfer."

     For the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement described in (6) above. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

     Ownership of a Partnership Interest

     In the case of a REIT that is a partner in a partnership, treasury regulations promulgated under the Code ("Treasury Regulations") provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein, provided that such partnership is treated as a partnership for federal income tax purposes and is not taxable as a corporation for federal income tax purposes.

     Income Tests

     Effective for the Company's taxable year beginning January 1, 1998, there are two percentage tests relating to the sources of the Company's gross income that the Company must satisfy annually to maintain its qualification as a REIT. First, at least 75% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. As discussed earlier (see "Ownership of a Partnership Interest"), in applying these tests, if the Company invests in a partnership, such as the Operating Partnership, the Company will be treated as realizing its share of the income and bearing its share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     Rents received by the Company will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant.
Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. The Company will, in a timely manner, hire independent contractors from whom it derives no revenue to perform such services, except that the Company will directly perform services under certain of its leases with respect to which it will receive an opinion of counsel or otherwise satisfy itself that its performance of such services will not cause the rents to fail to qualify as "rents from real property." The Company has represented that each of the above requirements has been satisfied. In addition, for its 1998 taxable year and thereafter, the Company is permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as "rents from real property."

     The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which the Company may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test.

     Asset Tests

     At the close of each quarter of its taxable year, the Company must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operation) and government securities. In addition, not more than 25% of the value of the Company's total assets may be represented by securities other than those included in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. Finally, of the investments included in the 25% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

     Annual Distribution Requirements

     The Company, in order to avoid being taxed as a regular corporation, is required to make distributions (other than capital gain dividends) to its shareholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or (b) the payment of severance benefits that may not be deductible to the Company. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

     Under certain circumstances, in the event of a deficiency determined by the IRS, the Company may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, although the Company may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a Real Estate Investment Trust

     The Company's election to be treated as a REIT will be automatically terminated if the Company fails to meet the requirements described above and is ineligible for relief from such failure. In that event, the Company will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by the Company. Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will be eligible for the 70% dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section 1059). The Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless the Company did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and the Company establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Federal Income Taxation of Shareholders

     General

     So long as the Company qualifies for taxation as a REIT, distributions with respect to Common Shares, Preferred Shares or Common Shares acquired in conversion of any convertible Preferred Shares (collectively "Shares") made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be included by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of the Company will be allocated first to distributions with respect to Preferred Shares and then to distributions with respect to Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. Recent legislation has reduced the holding period for capital gains to be taxed at a maximum rate of 20% from more than 18 months to more than 12 months. Based on this change, it is expected that, for a U.S. shareholder who is an individual or an estate or trust, such capital gain dividends generally will be taxable at the 20% rate applicable to gains from the sale of capital assets held for more than one year except to the extent the Company designates the capital gain dividend as a 25% rate distribution based on certain IRS guidelines. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long term capital gain, domestic shareholders of the Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the shares of the Company in an amount equal to the shareholder's included capital gains less its share of the tax deemed paid.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares. Shareholders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a shareholder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Shares.

     Capital gain realized by the Company on the sale of its assets generally will equal the difference between the sale price and the Company's tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (the "Contributed Properties") was not fully taxable, the Operating Partnership's initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors' basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis should not result in a greater taxable gain to the Company than would have been the case if the Contributed Properties had been purchased by the Company in a fully taxable transaction. See "Tax Aspects of the Operating Partnership and the Subsidiary Partnerships-Income Taxation of the Operating Partnership and Its Partners-Tax Allocations with Respect to Contributed Properties" and "-Sale of the Operating Partnership's Property." Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if the Company had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, the Company may be entitled to greater depreciation deductions in the initial years following the formation of the Company. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of the Company. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company no later than January 31 of the following year. The Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

     The IRS has ruled that if a REIT's dividend reinvestment plan allows shareholders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 95% distribution test described above at "Federal Income Taxation of the Company-Annual Distribution Requirements." Under the terms of the Company's Distribution Reinvestment and Share Purchase Plan (the "Purchase Plan"), shares are generally thereunder acquired at 100% of fair market value without a discount. Thus, distributions reinvested under the Purchase Plan will count towards satisfying the 95% distribution test. Shareholders should be aware that amounts of dividends reinvested pursuant to the Purchase Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested with the Company (i.e., the tax is not deferred until the shares received from participation in the Purchase plan are sold or disposed of).

     Other Disposition

     Upon the sale or exchange of Shares to or with a person other than the Company or a sale or exchange of Shares with the Company to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as capital gain or loss subject to tax at a maximum tax rate of 20% if the holder held such Shares for more than one year.

     Backup Withholding and Information Reporting

     A noncorporate holder of Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, any Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

     Foreign Shareholders

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files an IRS Form 1001 with the Company claiming a lower treaty rate or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income.
Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Recently adopted Treasury Regulations not yet in effect (the "Final Regulations") would alter the foregoing rules in certain respects. In general, the Final Regulations are effective January 1, 2000. Under the Final Regulations, a Non-U.S. Holder seeking an exemption from withholding or a reduced rate of withholding on account of a treaty or the effectively connected income exemption would generally be required to provide a beneficial owner certificate on Form W-8, which form may include, among other things, the Non-U.S. Holder's taxpayer identification number and certain other information and representations. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, distributions paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in the entity. With respect to withholding the 30% tax on distributions to Non-U.S. Shareholders, the Final Regulations would allow the Company to make an election to estimate its earnings and profits and withhold the tax only on that portion of the gross distribution that would constitute a dividend. The Company may or may not make any such elections in the future.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.
If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

     Tax-Exempt Shareholders

     Dividends from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to
(b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.

Tax Risks of the Company's Ownership Interest in the Operating Partnership

     All of the Company's investments are through the Operating Partnership, which in turn will hold interests in the Subsidiary Partnerships. The ownership of these partnership interests may involve special tax risks for the Company. Such risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of taxable income of the Company, or a challenge to the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by the Company's partners or by the partnerships that could adversely affect the Company's qualification as a REIT. If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association, such partnership (or entity) would be taxable as a corporation, with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entity's) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Tax Considerations."

Tax Aspects of the Operating Partnership and the Subsidiary Partnerships

     The following discussion summarizes certain Federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships and the Operating Partnership's investment in the Subsidiary Partnerships. (The Operating Partnership and the Subsidiary Partnerships are sometimes collectively referred to herein individually as a "Partnership" and collectively as the "Partnerships".) The discussion does not cover state or local tax laws or any Federal tax laws either than income tax laws.

     Classification

     In general, a partner of a partnership is entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the partnership only if the partnership is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation.

     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation if it (i) is an association and is not described in Treasury Regulations Sections 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8), (ii) has two or more members, and (iii) does not elect to be classified for Federal income tax purposes as a corporation. The Company believes that each of the Partnerships that have at least two members qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes.

     If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association taxable as a corporation, such partnership (or entity) would be taxable as a corporation with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entities) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends, and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Taxation of the Company-General", and "-Income Tests" and "-Asset Tests" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

     Income Taxation of the Operating Partnership and Its Partners

     A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company, in the case of each of the Partnerships (and the Operating Partnership, in the case of the Subsidiary Partnerships), will be required to take into account its allocable share of the income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of such partner, without regard to whether such partner has received or will receive any distribution from such Partnership.

     Partnership Allocations

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Partnerships generally are in accordance with its partners' respective percentage interests and are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations with Respect to Contributed Properties

     Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreement of the Operating Partnership requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with
Section 704(c) of the Code using the equivalent of the "traditional method" described in Treasury Regulations Section 1.704-3(b).

     Depreciation

     Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Accordingly, depreciation on any property contributed to the Operating Partnership will be allocated to its partners in a manner designed to reduce the difference between such property's fair market value and its tax basis, using methods that are intended to be consistent with statutory intent under
Section 704(c) of the Code. On the other hand, depreciation with respect to any property purchased by the Operating Partnership (or the Subsidiary Partnerships) will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership (or the Subsidiary Partnerships).

     As of the closing of the IPO, the Operating Partnership revalued its assets and restated the capital account of the partners to fair market value pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f). As a result, depreciation as well as gain and loss will again be allocated in such manner so as to take into account the variation between fair market value and tax basis pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(4). The method used to allocate depreciation is intended to comply with the statutory intent under Section 704(c) of the Code, and will be made in accordance with a permissible method under the Treasury Regulations under Section 704(c) of the Code.

     Sale of the Operating Partnership Property

     Generally, any gain realized upon a sale of the property held by any of the Partnerships for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of the Operating Partnership's assets and the restatement of its capital accounts to fair market value, any unrealized gain attributable to appreciation in its property prior to the closing of the Initial Offering ("Built-in-Gain") must, when recognized, be allocated to the partner who contributed such property. Such Built-in-Gain would generally be equal to the difference between the fair market value of the property upon the closing of the Initial Offering and the adjusted tax basis of the Operating Partnership in such property upon the closing of the Initial Offering. However, the Company will not be allocated any Built-in-Gains by the Operating Partnership. In addition, as described above and pursuant to the Code, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to the Partnership.

     The Company's share of any gain realized by any of the Partnerships on the sale of any property held by a Partnership as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Each of the Partnerships intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating similar properties and to make such occasional sales as are consistent with its investment objectives.

     Partnership Anti-Abuse Regulations

     Under the "Partnership Anti-Abuse Rules" contained in Treasury Regulations Section 1.702-2, the IRS is authorized to recharacterize transactions involving partnerships where the partnership has a principal purpose of reducing federal tax liabilities in a manner inconsistent with the intent of the partnership rules contained in the Code. In Treasury Regulation Section 1.702-2(d), Example 4, the IRS concluded under the facts described therein, that the use of a partnership structure by a REIT was consistent with the intent of the partnership rules; accordingly, recharacterization in that case was not appropriate. Thus, the Partnership Anti-Abuse Rules should not affect the Company's ability to qualify as a REIT.


State, Local and Foreign Taxation

     The Company and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.


                               USE OF PROCEEDS

     The Unitholders whose OP Units are redeemed for Exchanged Shares will receive all of the proceeds from the resale of the Exchanged Shares offered hereby and the Restricted Shareholders will receive all of the proceeds from the resale of the Restricted Shares offered hereby. In each case, the Company will not receive any proceeds from the sale of such Common Shares.


                            SELLING SHAREHOLDERS

     As described elsewhere herein, the Selling Shareholders are persons who either (i) are Unitholders who may receive Exchanged Shares upon redemption of OP Units or (ii) have already received Restricted Shares in the Company. The following table provides the names of and the number and percentage of Common Shares beneficially owned by each Selling Shareholder whose shares are being offered for resale hereby prior to the completion of the Offering, and the number and percentage of Common Shares to be beneficially owned by each Selling Shareholder upon completion of the Offering, assuming all of each Unitholder's OP Units are redeemed for Common Shares and assuming each Selling Shareholder sells all of his or her Common Shares pursuant to this Prospectus. Since the Selling Shareholders may sell all, or some or none of their Common Shares, no estimate can be made of the aggregate number of Common Shares that are to be offered hereby or that will be owned by each such Selling Shareholder upon completion of the Offering. The "Number of Shares" in the following table represents the number of Common Shares the person holds (if any) plus the number of Common Shares for which OP Units held by the person, if any, may be redeemed, and the extent to which the person holds OP Units as opposed to Common Shares is set forth in the notes to the following table. Except as otherwise noted below, none of the Selling Shareholders has, within the past three years, had any position, office or material relationship with the Company.

     The Common Shares offered by this Prospectus may be offered for resale from time to time by the Selling Shareholders named below:



                         Beneficial Ownership                         Beneficial Ownership
                         Prior to Offering                            After the Offering
                         -----------------                            ------------------
                                                      Number of
                                      Percentage       Shares                        Percentage
                         Number of    of Shares        Offered        Number of      of Shares
                         Shares(1)    Outstanding(2)    Hereby        Shares         Outstanding(1)
                         ---------    --------------  ---------       ---------      --------------


Herbert Glimcher(3)      1,229,132        .0495         958,230         270,902          .0113
David J. Glimcher(4)       791,143        .0323         599,582         191,561            *
Michael Glimcher(5)        175,855          *           157,189          18,666            *
Diane Glimcher(6)          232,204          *           120,404         111,800            *
Ellen Glimcher(7)           51,162          *            48,162           3,000            *
Robert Glimcher(8)         268,805        .0112         261,305           7,500            *
David J.Glimcher Company(9)  5,082          *             3,582           1,500            *
Ellen Glimcher Trust(10)   105,683          *           102,683           3,000            *
Michael Glimcher Trust(11) 105,683          *           102,683           3,000            *
Fred Zantello(12)           95,406          *            95,406               0            *
A. Kirk Hinman               7,134          *             7,134               0            *
William R. Husted(13)       43,354          *            16,088          27,266            *
Douglas W. Campbell(14)     16,987                            *      7,9888,999            *
John Hicks(15)              32,062          *             5,565          26,497            *
Gary B. Gitlitz(16)          2,954          *             2,954               0            *
Amy J. Michalkiewicz(17)     6,435          *               935           5,500            *
Richard Smith(18)            2,671          *             2,671               0            *
George Harmanis(19)         11,293          *               460          10,833            *
Sally Dunker                   153          *               153               0            *
Douglas Leeds(20)            6,126          *               460           5,666            *
Gerald Swedlow              21,200          *            21,200               0            *
Scott Farrell                4,447          *             4,447               0            *
Walter Samuels              83,260          *            83,260               0            *
George Schmidt(21)          20,215          *             1,000          19,215            *
William Cornely(22)         11,466          *               300          11,166            *
Kathleen G. Benua           32,135          *            32,135               0            *
Thomas L. Kaplin            12,938          *            12,938               0            *
Shirley Voorhees             8,034          *             8,034               0            *
Lee H. Hess                  5,759          *             5,759               0            *
Fairway Boulevard II, Ltd.  70,892          *            70,674             218            *
Wango Limited               35,349          *            35,349               0            *
WSS Limited Partnership(23) 17,617          *            17,617               0            *
Williams-Fair Investment Co.25,662          *            25,662               0            *
George W. and Linda R.
 Wallingford Company, Ltd.  89,207          *            89,207               0            *
KEW Investment Company      76,582          *            76,582               0            *
Maurice Lawruk              11,904          *            11,904               0            *
Timothy Getz(24)             2,470          *             2,470               0            0

__________________
* less than 1%
/TABLE

(1) Beneficial ownership as of June 30, 1998, based upon information provided by the respective Selling Shareholders. Assumes redemption of all OP Units for Common Shares.

(2) Assumes the redemption of only the OP Units owned by such owner into Common Shares and the exercise of only the options for Common Shares held by
such owner and exercisable within 60 days of   June 30, 1998.  The total
number of Common Shares outstanding used in calculating percentages assumes that none of the OP Units held by other Unitholders, or Series A-1 Preferred Shares, Series B Preferred Shares or Series D Preferred Shares have been redeemed for, or converted into, as the case may be, Common Shares, and that none of the options held by other persons has been exercised.

(3) Herbert Glimcher is President, Chief Executive Officer and Chairman of the Board of Trustees of the Company. Includes 958,230 Common Shares that may be issued upon the redemption of all of Mr. Glimcher's OP Units, 174,999 Common Shares subject to options that are exercisable within 60 days of June 30, 1998, 53,553 Common Shares owned by Mr. Glimcher individually and 42,350 Common Shares owned by Mr. Glimcher and his wife, Diane Glimcher, as tenants-in-common. Excludes 106,275 Common Shares owned by the Herbert and DeeDee Glimcher Charitable Trust, of which Mr. Glimcher's wife is the trustee and 5,525 Common Shares owned by trusts for the benefit of Mr. Glimcher's nephews and grandchildren, of which Mr. Glimcher's wife is trustee (See footnote 6).

(4) David J. Glimcher is a trustee of the Company, was formerly the President and Chief Operating Officer of the Company from May 1997 to March 1998 and was formerly the President and Chief Executive Officer of the Company from September 1993 to May 1997. Includes 599,582 Common Shares that may be issued upon the redemption of all of Mr. Glimcher's OP Units, 175,000 Common Shares subject to options that are exercisable within 60 days of June 30, 1998, 6,907 Common Shares owned by Mr. Glimcher's wife and 9,654 Common Shares owned by trusts, of which Mr. Glimcher's wife is trustee or co-trustee.

(5) Michael P. Glimcher is a Senior Vice President and trustee of the Company. Includes 157,189 Common Shares that may be issued upon the redemption of all of Mr. Glimcher's OP Units and 18,666 Common Shares subject to options that are exercisable within 60 days of June 30, 1998.

(6) Diane Glimcher is the wife of Herbert Glimcher, the Company's President, Chief Executive Officer and Chairman of the Board of Trustees. Includes 120,404 Common shares that may be issued upon the redemption of all of Ms. Glimcher's OP Units, 106,275 Common Shares owned by the Herbert and DeeDee Glimcher Charitable Trust, of which Ms. Glimcher is the trustee and 5,525 Common Shares owned by trusts for the benefit of Ms. Glimcher's nephews and grandchildren, of which Ms. Glimcher is the trustee. Excludes 42,350 Common Shares owned by Ms. Glimcher and her husband, Herbert Glimcher, as tenants-in-common (See footnote 3).

(7) Ellen Glimcher is the daughter of Herbert Glimcher, the Company's President, Chief Executive Officer and Chairman of the Board of Trustees. Includes 48,162 Common shares that may be issued upon the redemption of all of Ms. Glimcher's OP Units and 3,000 Common Shares owned by Ms. Glimcher.

(8) Robert Glimcher is the son of Herbert Glimcher, the Company's President, Chief Executive Officer and Chairman of the Board of Trustees. Includes 261,305 Common shares that may be issued upon the redemption of all of Mr. Glimcher's OP Units and 7,500 Common Shares owned by Mr. Glimcher.

(9) David J. Glimcher Company is wholly owned by David Glimcher, a trustee of the Company (See footnote 4). Includes 3,582 Common Shares that may be issued upon the redemption of all OP Units held by the David J. Glimcher Company and 1,500 Common Shares.

(10) Ellen Glimcher Trust is a trust of which Robert Glimcher and Arne Glimcher, the brother of Herbert Glimcher, are co-trustees. Includes 102,683 Common Shares that may be issued upon the redemption of all OP Units held by the Ellen Glimcher Trust and 3,000 Common Shares held by the trust.

(11) Michael Glimcher Trust is a trust of which Robert Glimcher and Arne Glimcher are co-trustees (See footnote 4). Includes 102,683 Common Shares that may be issued upon the redemption of all OP Units held by the Michael Glimcher Trust and 3,000 Common Shares held by the trust.

(12 ) Fred Zantello was an Executive Vice President of the Company until January, 1997. Includes 95,406 Common Shares that may be issued upon the redemption of all of Mr. Zantello's OP Units.

(13) William R. Husted is a trustee of the Company. Includes 16,088 Common Shares that may be issued upon the redemption of all of Mr. Husted's OP Units, 24,166 Common Shares subject to options that are exercisable within 60 days of June 30, 1998, and 3,100 Common Shares owned by Mr. Husted.

(14) Douglas W. Campbell is the Vice President of Construction of the Company. Includes 7,988 Common Shares that may be issued upon the redemption of all of Mr. Campbell's OP Units and 8,999 Common Shares subject to options that are exercisable within 60 days of June 30, 1998.

(15) John Hicks is the Vice President of Acquisitions of the Company. Includes 5,565 Common Shares that may be issued upon the redemption of all of Mr. Hicks' OP Units, 20,833 Common Shares subject to options that are exercisable within 60 days of June 30, 1998 and 5,664 Common Shares owned by Mr. Hicks.

(16) Gary B. Gitlitz was General Counsel and Secretary of the Company until May, 1996. Includes 2,954 Common Shares that may be issued upon the redemption of all of Mr. Gitlitz' OP Units.

(17) Amy J. Michalkiewiez is employed by the Company as a leasing representative. Includes 935 Common Shares that may be issued upon the redemption of all of Ms. Michalkiewiez' OP Units and 5,500 Common Shares subject to options that are exercisable within 60 days of June 30, 1998.

(18) Richard Smith was Senior Vice President and Chief Financial Officer of the Company until January, 1996. Includes 2,671 Common Shares that may be issued upon the redemption of all of Mr. Smith's OP Units.

(19) George M. Harmanis is a Vice President and Controller of the Company. Includes 460 Common Shares that may be issued upon the redemption of all of Mr. Harmanis' OP Units and 10,833 Common Shares subject to options that are exercisable within 60 days of June 30, 1998.

(20) Douglas Leeds was employed by the Company as a leasing manager until May, 1998. Includes 460 Common Shares that may be issued upon the redemption of all of Mr. Leeds' OP Units.

(21) George A. Schmidt is Senior Vice President, General Counsel and Secretary of the Company. Includes 1,000 Common Shares that may be issued upon the redemption of all of Mr. Schmidt's OP Units, 15,213 Common Shares subject to options that are exercisable within 60 days of June 30, 1998 and 4,002 Common Shares owned by Mr. Schmidt.

(22) William G. Cornely is Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company. Includes 300 Common Shares that may be issued upon the redemption of all of Mr. Cornely's OP Units, 6,666 Common Shares subject to options that are exercisable within 60 days of June 30, 1998 and 4,500 Common Shares, 1,000 of which are owned by his wife.

(23) WSS Limited Partnership is a limited partnership of which Alan R. Weiler, a trustee of the Company, is the general partner. Includes 17,617 Common Shares that may be issued upon redemption of all of the OP Units owned by the partnership..

(24) Timothy Getz was Senior Vice President of Finance and Investments of the Company until May, 1998. Includes 2,470 restricted Common Shares owned by Mr. Getz.


                            PLAN OF DISTRIBUTION

     This Prospectus relates to the resale from time to time of the Exchanged Shares and the Restricted Shares by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest thereto, who have received or may receive Exchanged Shares or the Restricted Shares without registration. The Selling Shareholders may sell the Exchanged Shares and the Restricted Shares being offered hereby: (i) in ordinary brokerage transactions and in transactions in which brokers solicit purchasers; (ii) in privately negotiated direct sales or sales effected through agents not involving established trading markets; or (iii) through transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part. The Exchanged Shares and the Restricted Shares may be sold at prices and at terms then prevailing or at prices related to the then current market price of the Common Shares on the NYSE or at other negotiated prices. In addition, any of the Exchanged Shares and the Restricted Shares that qualify for sale pursuant to Rule 144 may be sold in transactions complying with such rule, rather than pursuant to this Prospectus.

     The Restricted Shares consist of Common Shares previously issued to the Restricted Shareholders in private placements exempt from the registration requirements of the Securities Act. The Exchanged Shares consist of Common Shares to be issued, to Selling Shareholders upon redemption by the Company of OP Units previously issued to such persons in private placements exempt from the registration requirements of the Securities Act. If the Company elects to acquire each OP Unit required to be redeemed for a Common Share, then its interest in the Operating Partnership will increase.

     In the case of sales of the Exchanged Shares and the Restricted Shares effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Exchanged Shares and the Restricted Shares sold by or through such broker-dealers, or both. The Company has advised the Selling Shareholders that the anti-manipulative rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the shares offered by this Prospectus. The Selling Shareholders and any broker-dealer or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case the commissions received by any such broker-dealer or agent and profit on any resale of Common Shares may be deemed to be underwriting commissions under the Securities Act. The commission received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any Exchanged Shares and Restricted Shares hereunder.

     Pursuant to the terms of the Registration Rights Agreements entered into by and among the Company and certain Selling Shareholders, such Selling Shareholders will pay their costs and expenses of selling the Exchanged Shares and the Restricted Shares hereunder, including commissions and discounts of underwriters, brokers, dealers or agents, and the Company has agreed to pay the costs and expenses incident to the registration and qualification of the Exchanged Shares and the Restricted Shares offered hereby, including applicable filing fees, legal and accounting fees and expenses. In addition, the Company has agreed to indemnify such Selling Shareholders against certain liabilities, including certain liabilities arising under the Securities Act. Pursuant to agreements between the Company and other Selling Shareholders, such Selling Shareholders are obligated to pay a pro rata portion of the costs and expenses incident to the registration and qualification of the Exchanged Shares and Restricted Shares offered hereby.

     The Selling Shareholders may elect to sell all, a portion or none of the Exchanged Shares and the Restricted Shares offered by them hereunder.


                                ERISA MATTERS

     The Company may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the Exchanged Shares should consult with its legal counsel.


                               LEGAL OPINIONS

     Certain legal matters will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. The legal authorization and issuance of the Exchanged Shares, as well as certain other legal matters concerning Maryland and Delaware law, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of Federal income tax consequences contained in this Prospectus under the heading entitled "Federal Income Tax Considerations" is based upon the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP.


                                   EXPERTS

     The audited financial statements and schedule incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

             PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by the Company in connection with the offering of the Exchanged Shares being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                    Item                          Amount

     Registration Fee -- Securities and
       Exchange Commission . . . . . . . . . .       $16,180
     Legal Fees and Expenses . . . . . . . . .        35,000
     Accounting Fees and Expenses. . . . . . .         1,500
     Miscellaneous Expenses. . . . . . . . . .         1,500
                                                      ======
            Total. . . . . . . . . . . . . . .       $54,180

Item 15.  Indemnification of Trustees and Officers.

     Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of trustees and officers to the trust or to its shareholders for money damages except for the liability of a trustee or officer resulting from (i) active and deliberate dishonesty established by a final judgment as being material to the cause of action or (ii) actual receipt of an improper benefit or profit in money, property or services. The Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland law.

     The Declaration of Trust authorizes the Company to the maximum extent provided by Maryland law to obligate itself to indemnify and to pay or reimburse reasonable expenses to (a) any present or former trustee, officer or shareholder or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner, of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, who has been successful on the merits or otherwise, in the defense of a legal or regulatory proceeding to which he was made a party by reason of such status. The Company's Bylaws indemnify any current or former trustee or officer against any claim or liability to which such person may become subject by reason of his status, unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as such provided that, in the case of a trustee or officer, the Company shall have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws also (i) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of the Company in such capacity and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Company's Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law ("MGCL") for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or
(ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had unreasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company maintains a standard policy of officers' and directors' liability insurance.

Item 16.  Exhibits

* 3.1 Articles Supplementary Classifying 56,000 Common Shares as Series D Convertible Preferred Shares of Beneficial Interest.
     4.1 Form of Common Share Certificate (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-11 (File No. 33-69740) and incorporated by reference herein).

*    4.2  Form of Series D Convertible Preferred Share Certificate.
* 5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the Shares.
* 8.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to Tax Matters.
     23.1 Consent of PricewaterhouseCoopers LLP.


________________
*    Filed previously.


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 27, 1998.

                              GLIMCHER REALTY TRUST

                              By: */s/ Herbert Glimcher
                                   ---------------------------------
                                   Herbert Glimcher
                                   Chairman, Chief Executive Officer
                                    and President

     Pursuant to the requirements of the Securities Act of 1933, this Amendmemt to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

     SIGNATURE            TITLE                                  DATE


*/s/ Herbert Glimcher     Chairman, Chief Executive Officer,  August 27, 1998
-----------------------    President and Trustee (Principal
   Herbert Glimcher        Executive Officer)

/s/ William G. Cornely    Executive Vice President,           August 27, 1998
-----------------------    Chief Operating Officer,
   William G. Cornely      Chief Financial Officer and
                           Treasurer (Principal Financial
                           Officer)

*/s/ Michael P. Glimcher  Senior Vice President of Leasing    August 27, 1998
-----------------------    and Trustee
   Michael P. Glimcher


*/s/ William R. Husted    Senior Vice President of            August 27, 1998
-----------------------    Construction and Trustee
   William R. Husted


*/s/ David J. Glimcher    Trustee                             August 27, 1998
-----------------------
   David J. Glimcher

*/s/ Philip G. Barach     Trustee                             August 27, 1998
-----------------------
   Philip G. Barach


*/s/ Oliver Birckhead     Trustee                             August 27, 1998
-----------------------
   Oliver Birckhead


*/s/ E. Gordon Gee        Trustee                             August 27, 1998
-----------------------
   E. Gordon Gee


*/s/ Alan R. Weiler       Trustee                             August 27, 1998
-----------------------
   Alan R. Weiler


*/s/ Harvey Weinberg          Trustee                         August 27, 1998
-----------------------
   Harvey Weinberg

*By:/s/ William G. Cornely
--------------------------
   William G. Cornely
   (Attorney-in-fact)

                               EXHIBIT INDEX

*3.1 Articles Supplementary Classifying 56,000 Common Shares as Series D
     Convertible Preferred Shares of Beneficial Interest.

4.1 Form of Common Share Certificate (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-11 (File No. 33-69740) and incorporated by reference herein).

*4.2 Form of Series D Convertible Preferred Share Certificate.

*5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the Shares.

*8.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to Tax
     Matters.

23.1 Consent of PricewaterhouseCoopers LLP.

________________
*    Filed previously.